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                                                              Exhibit 1.A.(3)(c)

                            Commission Schedule for
                  Variable Universal Life Insurance Contracts
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I.   Commissions
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     First Year Commission rate will be 50% or less of the Commissionable Target
     Premiums (CTP). The CTP is an annual premium amount excluding aviation, avocation, occupational and temporary extras on the base policy and any riders that does not exceed the policy's target premium.

      As premiums are received in the first contract year, commissions will be paid at a rate of 50% or less until the total premium received reaches the CTP amount. Any premiums received above the CTP in year 1 will generate a 2% excess commission.

     If we issue a policy with an issue age in excess of 80, we may reduce the first year commissions.

     Agents in their first 3 years in Prudential Preferred Financial Services
     (PPFS) or the first 2 years in Prudential Insurance and Financial Services
     (PIFS) may be paid on a different basis.

     Renewal Commissions, Service Commissions and Drop-ins - the commission rate on renewal premiums in policy years 2 through 10 is 4% or less on the amount up to the CTP and 2% on the excess.

     Asset Based Commissions may be payable at the rate of 25 basis points or less on the mean asset value of the contract beginning after the first policy year or later.

II.  Commission Recaptures
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     In PPFS and PIFS, if a case lapses or is surrendered before the end of the sixth month, 100% of the commission paid will be withdrawn. If the case lapses or is surrendered after being in force 7 months but within the first 24 months, a portion of the commission will be withdrawn.

III. Other Broker-Dealers
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     The Contract may also be sold through other broker-dealers authorized by
     Prusec and applicable law to do so. Registered representatives of such other broker-dealers may be paid on a different basis than that stated above.